ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080279196-24
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/23/2008 11:03 AM
	Entity Number C22219-2001

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NuRx Pharmaceuticals, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Upon the effective date of this Certificate of Amendment of the Articles of Incorporation, each four shares of the Corporation's Common Stock, par value $.001 per share ("Common Stock"), then issued and outstanding, shall become one fully paid and nonassessable share of Common Stock. Fractional shares shall be rounded up to the next whole share. The capital account of the Company shall not be increased or decreased by such reverse stock split. To reflect such reverse stock split, each certificate representing shares of Common Stock theretofore issued and outstanding shall represent one-fourth the number of shares of Common Stock issued and outstanding after such reverse stock split (subject to the treatment of fractional shares, as provided above); and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to one-fourth the number of shares represented by said certificate for theretofore issued and outstanding shares (subject to the treatment of fractional shares, as provided above).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 58,565,000

4. Effective date of filing (optional): 5/9/08

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.